Exhibit (10)(n)* to Report
                               on Form 10-K for Fiscal
                              Year Ended June 30, 1995
                           by Parker-Hannifin Corporation



                  Parker-Hannifin Corporation 1994-95-96 Long Term
            Incentive Plan Description, as amended as of August 17, 1995



              *Numbered in accordance with Item 601 of Regulation S-K.

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                       PARKER-HANNIFIN CORPORATION
                                1994-95-96
                         LONG TERM INCENTIVE PLAN


The purpose of the Plan is to provide a long-term incentive portion of bonus compensation. The plan's focus is on return on equity. It balances a competitive base salary pay structure, an annual cash bonus compensation based on a return on average assets, and a stock option plan with ten-year exercise rights. The return on equity objective is a key financial goal and comprehends return on sales at the net income level and asset utilization.

The participants in this plan in the near term will be limited to Corporate Officers and Group Presidents. They clearly can affect broadly the overall financial performance of the company. At a later date, it could be expanded to include Operating Vice Presidents and equivalent Corporate Staff positions.

The key elements of Parker-Hannifin's plan are as follows:

Participation
Those key executives having a critical impact on the long term performance of the Company selected by the Chief Executive Officer and approved by the Compensation and Management Development Committee of the Board.

Performance Period
Three-year average Return on Equity with the grant to cover FY 94, 95 and 96.

Size of Awards
Commensurate with bonus compensation and stock option level of participants as determined by the CEO with approval of the Compensation and Management Development Committee.

Performance Objective
The Return on Equity objective is 16%.

Value Range
Actual value of the payments under the Plan will be within a range of 25% to 200% of target value based on performance against the objective.

Performance Range
For performance below a threshold of 8% ROE objective, no payment will be made. For performance between 8% and 20% ROE, payments will be earned between 25% and 200% of the target value on a proportional basis above and below the target value. The plan is capped at 200%.

Payment
Payments earned under the plan will be paid at the end of the three-year performance period. Payment will be made in restricted stock of the Corporation. The restricted shares would be subject to a vesting schedule and such other terms and conditions determined by the Compensation Committee at the time of issuance. Any payout pursuant to this plan that will result in the exceedance of the $1 million cap on the tax deductibility of executive compensation will be deferred until such time in the earliest subsequent fiscal year that such cap will not be exceeded.

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Termination of Employment
If a participant dies, retires (with consent of the Compensation and Management Development Committee if earlier than age 60) or is disabled during the performance period, he will receive a pro rata portion of the award payable upon completion of the performance period. A participant who resigns or is otherwise terminated during the performance period forfeits the award.

Performance Schedule
The Plan performance schedule, based on the three year simple average of annual report Return on Equity, is as follows:


                             Return on Equity
             ____________________________________________________________

             <8.0%   8.0%   10.0%   12.0%   14.0%   16.0%   18.0%   20.0%
Payout %       0      25      35      50      70     100     150     200


Change in Control
In the event of a "Change in Control" of the Corporation (as defined in the Change in Control Agreements between the Corporation and its executive officers), the payout under the Plan will be accelerated to fifteen (15) days after the Change in Control. The amount of the payout will be in cash and will be the greater of the target award or the amount the payout would have been had ROE during the Performance Period to the date of the Change in Control continued throughout the Performance Period.